Exhibit 10.2

NON-EXCLUSIVE DISTRIBUTION AGREEMENT
This non-exclusive distribution agreement (the “Agreement”) is entered into this 4th day of March 2015 by and between Wireless Village dba Janus Cam (“JC”) a Nevada corporation and Concierge Technologies, Inc. (“Distributor”) a Nevada corporation for the purposes of setting forth the terms and conditions pursuant to which JC agrees to sell and supply certain products (the “Product”) to Distributor who intends to sell and distribute the Product to specified customers of CTI.

1.	Product
a.
JC is North American distributor of digital camera products and related accessories manufactured by Tibet Systems of South Korea. JC also sources other related items intended for integration into the camera systems from other sources. From time to time JC may elect to offer digital recording devices, cabling systems, radio transmitters, software, digital storage media and other devices synergistic with the surveillance and incident reporting industry. The camera device known as the Janus V2HD and all other accessories related to the Janus V2HD, including a 32GB SD card, offered for sale by JC, collectively the “Product”, are hereby made available to Distributor. The initial Products and pricing are contained on the Price List as attached hereto as Exhibit A.

b.
JC reserves the right to discontinue items from its product listing, add new items to the product listing and to otherwise amend the Product list from time to time without consent from Distributor provided any discontinued items are replaced with an item of like kind in function and quality. In the event of a price change or discontinuance of an item from the Product list, JC shall give no less than 90 days notice to Distributor prior to removing the item from the list or altering its price.

2.	Terms of Purchase
a.
Purchase orders for Product shall be submitted in writing, including available online communications, and payment shall be rendered in full prior to shipment of Product to Distributor or Distributor’s designee or consignee unless otherwise agreed by JC. All pricing is F.O.B. from the closest warehouse and shipping costs shall be borne by Distributor unless otherwise agreed by JC.

b.
The purchase price shall be determined by the Price List in effect, or as amended from time to time, as of the date of the order placement. Any applicable federal, state or local taxes shall be collected at the time of remittance unless Distributor has produced valid documentation providing an exemption to taxation. Remittance may be made by credit card authorization, electronic wire transfer of funds, cashiers check or pre-approved company check. All sales are considered final upon receipt of payment by JC. Upon receipt of payment JC shall render an Order Confirmation containing an estimated date of product shipment from the warehouse.

3.	Return Items, Refunds, Warranty
a.
In the event JC fails to ship Product validly ordered pursuant to Section 2 herein within 10 days of the projected shipment date provided on the Order Confirmation, Distributor may elect to cancel the order by submitting a written Cancellation Notice to JC. Such notice may not be submitted prior to the lapse of 10 days from the estimated shipment date on the Order Confirmation and must be prior to actual shipment of the Product from the warehouse. If a partial order is shipped, cancellation of the order may only be applied to the portion of the order remaining unfulfilled. In the event of cancellation, Distributor shall be refunded the total price paid towards the unfulfilled order. In no instance shall JC be responsible for restitution or payment of any amounts of money exceeding the refund of the original purchase price as a result of a cancellation or failure to deliver an order.

b.
In the event Product is shipped to Distributor and subsequently is determined to be defective prior to delivery to an end user, JC shall replace such Product to Distributor with unaffected Product at JC’s expense. In the event Product has been delivered to end users by Distributors then the warranty terms and conditions as applicable to the specific product will prevail.

c.
In the event Distributor has cancelled this Agreement pursuant to the terms contained herein, JC may, at its option, elect to repurchase any or all of the remaining unsold Product held by Distributor for a price equal to the original price paid by the Distributor to JC less ten percent.

d.
Distributor may elect to offer technical support and extended warranty services to its customers that may exceed the warranty terms and conditions offered by JC or its suppliers. In the event Distributor offers such extended terms it is expressly understood between the parties that such extension of terms and conditions are not binding upon JC and JC has no obligation to provide technical support and warranty support beyond that which is specifically detailed by JC, which shall continue in full force and effect to the benefit of the end user as described in Exhibit C attached hereto.

e.
In the event of a dispute that is not resolved by a specific provision of this Agreement, the parties hereto may reach agreement that best suits the circumstance such that the Product is protected in the marketplace with respect to price and reputation.

4.	Approved Customers
a.
Distributor agrees that it shall not market, sell, or redistribute the Product to potential or existing customers of JC or its distributors or dealers apart from those customers specifically identified in the listing of approved customers attached hereto as Exhibit B, which may be amended from time to time with the written approval of JC.

5.	Other Distributors, Dealers and Agents
a.
Distributor acknowledges that JC may have other non-exclusive distributors, dealers and/or agents authorized to operate within and without the marketplace. A listing of all such parties shall be made available to Distributor by JC upon request.

b.
Distributor acknowledges and accepts that JC has agents representing the Product directly to large fleet operators. Distributor further acknowledges and accepts that sales to such large fleet operators by JC agents are outside the general confines of this Agreement and no provision of this Agreement shall serve to limit the actions of JC with respect to pricing, product offerings, service or access to such clientele. For purposes of this clause, large fleet operators shall be defined to mean those entities whose use of the Product is applied to more than 20 vehicles.

6.	Use of Trademarks
a.
The name “Janus Cam” is a registered trade mark of JC and its use by Distributor is limited to the promotion of the Product within the marketplace. The product names, logos, artwork and other identifying marks of the Product are the properties of their respective owners and do not pass on to Distributor by virtue of this Agreement.

b.
JC hereby gives its consent to Distributor to use promotional material and other sales collateral items bearing the name Janus Cam, Janus, Janus V2HD and other marks of the Products within the marketplace provided such use is conducted in a professional manner and in no way can be construed as detrimental to the Product image or creates a conflict in the marketplace. In the event of a termination of this Agreement Distributor agrees that it shall immediately cease all use and display of Product marks, including on web sites, printed literature, email or other communications.

7.	Relationship of Parties: Indemnification of Company
a.
The relationship of the parties established by this Agreement is that of vendor and vendee, and all work and duties to be performed by the Distributor as contemplated by this Agreement shall be performed by it as an independent contractor. The full cost and responsibility for hiring, firing and compensating employees of the Distributor shall be borne by the Distributor.

b.
Nothing in this Agreement or otherwise shall be construed as constituting an appointment of the Distributor as an agent, legal representative, joint  venture, partner, employee or servant of JC for any purpose whatsoever. The Distributor is not authorized to transact business, incur obligations, sell goods, solicit orders, or assign or create any obligation of any kind, express or implied, on behalf of JC, or to bind it in any way whatsoever, or to make any contract, promise, warranty or representation on JC’s behalf with respect to products sold by JC, or to accept any service of process upon the JC or receive any notice of any nature whatsoever on JC’s behalf.

8.	Confidential Information
a.
As used in this Section, “Proprietary Information” means information developed by or for JC which is not otherwise generally known in any industry in which JC is or may become engaged and includes, but is not limited to, information developed by or for JC, whether now owned or hereafter obtained, concerning plans, marketing and sales methods, materials, processes, procedures, devices utilized by JC, prices, quotes, suppliers, manufacturers, customers with whom JC deals (or organizations or other entities or persons associated with such customers), trade secrets and other confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.

b.
Except as authorized in writing by JC, the Distributor shall not at any time, either during or after the term of this Agreement, disclose or use, directly or indirectly, any Proprietary Information of which the Distributor gains knowledge during or by reason of this Agreement and the Distributor shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of JC.

9.	Patent and Trademark Indemnity.
JC will defend at its expense any legal proceeding brought against the Distributor based on a claim that JC Products sold by JC under this Agreement infringe upon a United States patent or trademark, provided that JC is notified promptly and given full authority, information and assistance for such defense.

If the Distributor complies with the foregoing obligation, JC will pay all damages and costs finally adjudicated against the Distributor, but will not be responsible for any compromise made without JC’s consent. If the JC Products are held to be infringing and their use enjoined, JC may, at its election and expense, either (1) obtain for the Distributor the right to continue selling the JC Products, (2) replace the JC Products with non-infringing Products, or (3) refund the purchase price paid, upon return of the Products to JC.

10.	Term and Termination.
a.
The term of this Agreement shall be for a period beginning on the date hereof and ending on its first anniversary date. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party gives to the other party written notice of termination at least thirty (30) days prior to the end of the initial or any renewal term.

b.	Distributor may terminate this Agreement in its entirety at any time during the term hereof, with or without cause, by giving JC thirty (30) days prior written notice of termination.

c.
This Agreement may be terminated by JC immediately upon the failure of the Distributor to pay for Products purchased by the Distributor in accordance with the terms of Section 2 hereof or upon the material default by the Distributor of any other obligation under this Agreement, or upon the filing of a petition in bankruptcy or for reorganization under the Bankruptcy Act by the Distributor, or upon the making of an assignment for benefit of creditors by the Distributor, or upon the Distributor’s taking any action or failing to act in such a manner as to unfavorably reflect upon JC.

d.
Upon termination of this Agreement for any reason, JC shall have the option, within sixty (60) days after the effective date of such termination, to purchase the Distributor’s inventory of Product which was purchased by the Distributor within the past twelve (12) months prior to the date of termination. If JC exercises such option, the Distributor will sell and release to JC such inventory at a price equal to the price initially paid by the Distributor for such Products, provided the Products have been properly stored and are in a good and saleable condition.

e.
Upon termination of this Agreement for any reason, the Distributor shall promptly return to JC any property of JC, including, without limitation, all sales and marketing documents, manuals and other records and proprietary information of JC, as well as any samples in the Distributor’s possession or control. The Distributor agrees that it will not make or retain any copy of, or extract from, such property or materials. Distributor shall also immediately remove any reference to JC or the Product from its web site.

11.	General
a.	Waiver:
Failure of either party at any time to require performance by the other party of any provision hereof shall not be deemed to be a continuing waiver of that provision, or a waiver of its rights under any other provision of this Agreement, regardless of whether such provision is of the same or a similar nature.

b.	Entire Agreement:
This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof. This Agreement may be amended only by written agreement executed by all of the parties hereto. No purchase order or sales form will be applicable to any sales pursuant to this Agreement and only the terms of this Distributor Agreement shall govern such sales.

c.	Applicable Law:
This Agreement shall be construed under, and governed by, the laws of the State of California. The parties agree that jurisdiction and venue for any legal proceedings arising from or in any way connected to this Agreement will lie in the United States District Court, Northern District of California, and both parties hereby submit and consent to the jurisdiction and venue of said courts.

d.	Severability:
If any provision of this Agreement is unenforceable or invalid, the Agreement shall be ineffective only to the extent of such provisions, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

e.	Assignment:
This Agreement may not be transferred or assigned in whole or in part by operation of law or otherwise by the Distributor to an unrelated third party without the prior written consent of JC. Upon thirty (30) days prior written notice to the Distributor, JC may assign its rights, duties and obligations under this Agreement. Without prior written notice, Distributor may assign its rights, duties and obligations under this Agreement to any parent, subsidiary or other affiliated entity of Distributor.

f.	Notices:
Any notice or other communication related to this Agreement shall be effective if sent by first class mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing, or to an email address as listed below with return receipt verification, to the other party.

If to JC:

Janus Cam
Attn: President
31 Airport Blvd.
Suite G2
South San Francisco, CA 94080
Email: peterpark2@yahoo.com

If to Distributor:

Concierge Technologies, Inc.
Attn: President
29115 Valley Center Rd., K-206
Valley Center, CA 92082
Email: ngerber@conciergetechnology.net

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have read and agreed to this Agreement together with its Exhibits and, by evidence of their signatures below, have as of the day and year first set forth above agreed to be legally bound to its terms and conditions.

Janus Cam

By: ____/s/ Nelson Choi_____________________

Name: ____Nelson Choi__________________ Title: ___CFO______

Concierge Technologies, Inc.

By: _____/s/ Nicholas Gerber_________________

Name: ___Nicholas Gerber___________ Title: ___CEO______

EXHIBIT A
[Distributor Price List]

EXHIBIT B
[Approved Customer List]

EXHIBIT C
Warranty Statement

The product(s) supplied by JC are covered under customary manufacturer’s warranties as supplied with the product(s) or listed on company websites. In the case of camera products supplied by JC, JC hereby warrants that during the valid warranty term it will augment the manufacturer’s stated warranty by accepting defective product returned by the Distributor or its end user, at Distributor’s or end user’s expense, and replacing it with new or refurbished product of like kind and model in a timely manner not to exceed 5 calendar days from the date the defective product was received by JC. Replacement of defective product by JC, including expedited shipment to Distributor or end user, will be at JC’s expense. In the event product returned to JC by Distributor or end user is found to be defective for reasons not covered under the manufacturer’s warranty; such as but not limited to expiration of the warranty term, exposure to water or the elements, electrical short-circuits due to incorrect installation, or damage due to impact, JC will so advise Distributor of such findings and JC shall use its best efforts to mediate the replacement of the damaged product in an efficient and economical manner. Products other than cameras, such as storage media, are not covered by JC but may or may not be covered under separate third party warranties. JC makes no representations, expressed or implied, with regard to remedies that may be available to Distributor or end user in the event such products fail during the term of their manufacturer’s stated warranty period.

Installations completed by third parties, including installations completed by Distributor or its agents, are covered under the terms of the warranty procedure outlined above only to the extent that the hardware involved was defective not as a result of an error committed during, or as a result of, the installation procedure. JC makes no representation as to the suitability of purpose, compliance with regulatory ordinances, adherence to privacy issues or other such matters associated with the use or dissemination of data derived from use of its products.